LETTER FROM DAHUA CERTIFIED ACCOUNTANTS LLP (FORMERLY BDO CHINA DAHUA CPA Co., Ltd.)

April 29, 20 14

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Ossen Innovation Co., Ltd pursuant to Item 16F of Form 20-F to be filed with the Commission, as part of the Company's annual report on Form 20-F. We agree with the statements concerning our Firm in such Form 20-F. We have no basis to agree or disagree with any other statements made in the filing.

Very truly yours,

_______________________________________

/s/ DAHUA CERTIFIED ACCOUNTANTS LLP (Formerly BDO China Dahua CPA Co., Ltd.)

DAHUA CERTIFIED ACCOUNTANTS LLP (Formerly BDO China Dahua CPA Co., Ltd.)